Exhibit 4


                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                          CADENCE RESOURCES CORPORATION

     Pursuant to the provisions of Section 16-10a-1006 and 16-10a-602 of the Utah Business Corporation Act, the undersigned executes the following Articles of Amendment to the Articles of Incorporation of Cadence Resources Corporation (the "Corporation"):

     1.   The name of the corporation is Cadence Resources Corporation.

     2. That Article IV titled "Capitalization" of the of the Articles of Incorporation of the Corporation be amended so that the following is added after the first paragraph of such article:

               The Corporation does hereby provide for the issuance of a series of Preferred Stock of the Corporation, consisting of 2,500,000 shares which shall be designated as "Class A Preferred Stock" and does hereby fix and determine the powers, preferences and rights relating to said Class A Preferred Stock as hereinafter set forth:

                    The Class A Preferred  Stock (a) is convertible  into common stock of the Corporation at $1.50 per share, provided that (i) the shareholder has received all the shareholder's dividends as of the date of the proposed conversion, (ii) the shareholder has held the shares for at least one year, and (iii) the closing price of the common stock has exceeded $3.00 for a period of 20 trading days, (b) bears a 15% annual dividend on the amount the shares of Series A Preferred Stock were purchased for by the shareholder, paid quarterly, and (c) shall be redeemed by the Corporation, if not otherwise converted, seven years from the date of issuance in cash or common stock, at the option of the Corporation, in an amount equal to the amount paid for the shares by the shareholder plus any accrued but unpaid dividends. The Corporation may force conversion of the Class A Preferred Stock at $1.50 per share upon all the conditions contained in (a) being satisfied. The Class Preferred Stock shall have no voting rights.

     3. The Board of Directors of the Corporation unanimously adopted the foregoing amendment to the Articles of Incorporation on October 3, 2002 without shareholder action. Shareholder action was not required.

Date: November 7, 2003

                                               Name:  /s/ John P. Ryan
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                                               Title: Secretary
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